Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”) is entered into as of the 22nd day of October, 2009 (the “Effective Date”), by and between Spectrum Brands, Inc., a Delaware corporation (the “Company”), and Kent J. Hussey (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an Amended and Restated Employment Agreement, as thereafter amended (the “Existing Agreement”), dated April 1, 2005;

WHEREAS, the Existing Agreement was assumed by the Company pursuant to its Plan of Reorganization confirmed July 15, 2009 (the “Plan”) and implemented on August 28, 2009; and

WHEREAS, the Company and the Executive wish to amend and restate the Existing Agreement in order to modify certain various provisions of the Agreement pursuant to this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein (promises that include benefits to which the Executive would not otherwise be entitled), and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.
Employment Duties and Acceptance.  The Company hereby employs the Executive, and the Executive agrees to serve and accept employment with the Company, as Chief Executive Officer, reporting directly to the Board of Directors of the Company (the “Board”).  As Chief Executive Officer, the Executive shall oversee and direct the operations of the Company and perform such other duties consistent with the responsibilities of the Chief Executive Officer, all subject to the direction and control of the Board.  During the Term (as defined below) the Executive shall devote substantially all of his working time and efforts to such employment.

2.
Term of Employment.  Subject to termination of employment under Section 4 hereof, the Executive’s employment and appointment hereunder shall be for a term commencing on the Effective Date and expiring on September 30, 2012 (the “Initial Term”). Upon expiration of the Initial Term (or any subsequent renewal term) and subject to termination of employment under Section 4 hereof, this Agreement shall terminate unless each of the Company and the Executive agrees to extend the Agreement for an additional successive renewal period of one (1) year (each such extension referred to as a “Renewal Term”).  For purposes of this Agreement, the failure of the Executive and the Company to agree to an extension of this Agreement at the end of any then-current term shall be deemed to be a termination of the Executive by the Company without Cause as of the end of the then-current Initial or Renewal Term.  The Initial Term and any Renewal Terms shall be collectively referred to as the “Term.”

3.
Compensation.  In consideration of the performance by the Executive of his duties hereunder, the Company shall pay or provide to the Executive the following compensation which the Executive agrees to accept in full satisfaction for his services, it being understood that necessary withholding taxes, FICA contributions and the like shall be deducted from such compensation:

(a)
Base Salary.  The Executive shall receive a base salary of Eight Hundred and Twenty-Five Thousand Dollars ($825,000) per annum (“Base Salary”), which Base Salary shall be paid in equal semi-monthly installments each year, to be paid semi-monthly in arrears.  The Board will review from time to time the Base Salary payable to the Executive hereunder and may, in its discretion, increase the Executive’s Base Salary. Any such increased Base Salary shall be and become the “Base Salary” for purposes of this Agreement.

(b)
Bonus.  The Executive shall receive a bonus for each fiscal year ending during the Term, payable annually in arrears and no later than December 31 of the year in which such bonus is earned or, if the Company changes its fiscal year end to end in December, then no later than March 15 of the year following the year in which such bonus is earned, which shall be based on a target of One Hundred Twenty-Five percent (125%) of Base Salary paid during such fiscal year, provided the Company achieves certain annual performance goals established by the Board from time to time (the “Bonus”).  The Bonus is currently governed by the Company’s Management Incentive Program.  The Board may, in its discretion, increase the annual Bonus. Any such increased annual Bonus shall be and become the “Bonus” for such fiscal year for purposes of this Agreement.

(c)
Insurance Coverages and Pension Plans. The Executive shall be entitled to such insurance, pension and all other benefits as are generally made available by the Company to its executive officers from time to time.

(d)
Long-Term Incentive Award.  Subject to Board approval, Executive shall be eligible to receive each fiscal year during the Initial Term commencing with fiscal year 2010 (with the first such issuance to occur on or about October 1, 2009) a Company stock or stock-based award or other consideration equal to 0.6667% of the shares initially reserved for issuance under Spectrum Brands, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”), and with such award containing certain vesting conditions to be based on the lapse of time and achievement of Company’s performance objectives established by the Board from time to time, provided that if such performance objectives are met, each such award will fully vest within two years of issuance, subject to Executive’s continued employment with the Company.   The grant for fiscal year 2010 shall consist of restricted stock and 75% of such restricted stock shall vest on October 1, 2010 and the remaining 25% of the restricted stock shall vest on October 1, 2011, in each case subject to the Executive remaining employed with the Company on each applicable date.

The terms of any award under this section shall be more fully set forth in an award agreement.

(e)	Vacation. The Executive shall be entitled to five (5) weeks vacation each year.

(f)
Other Expenses. The Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by the Executive in the performance of the Executive’s duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy.  All expense reimbursements and other perquisites of the Executive are reviewable periodically by the Compensation Committee of the Board, if there be one, or the Board.

(g)
Vehicle.  Pursuant to the Company’s policy for use of vehicles by executives, Executive shall be provided the use of a leased vehicle suitable for a Chief Executive Officer of a company similar to the Company.  Unless the Executive’s employment is terminated by the Company for Cause or by the Executive pursuant to Section 4(d), Executive shall be entitled to purchase such vehicle for $100 upon the earlier of (i) the expiration of the lease for such vehicle or (ii) the termination of Executive’s employment.

(h)
D&O Insurance.  The Company shall indemnify the Executive against any and all claims and costs of defense arising from or relating to Executive’s performance of his job responsibilities to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by the Executive, unless authorized or ratified by the Board.  Such indemnification shall be covered by the terms of the Company’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”).  Copies of the Company’s charter, by-laws and D&O Insurance will be made available to the Executive upon request.

(i)
Effective on 2009 Incentive Programs.  Nothing in this Agreement shall impact the Executive’s participation in the Company’s 2009 incentive programs, which were assumed pursuant to the Plan and shall continue to be implemented in accordance with those terms in effect on the day immediately prior hereto.

4.	Termination.

(a)	Termination by the Company for Cause. The Company shall have the right at any time to terminate the Executive’s employment hereunder without prior notice upon the occurrence of any of the following (any such termination being referred to as a termination for “Cause”):

(i)	the commission by the Executive of any deliberate and premeditated act taken by the Executive in bad faith against the interests of the Company;

(ii)
the Executive has been convicted of, or pleads nolo contendere with respect to, any crime (felony or less) the circumstances of which substantially relate to the circumstances, duties or responsibilities of Executive’s position with the Company;

(iii)
the current use of illegal drugs, misuse of legal drugs, or intoxication of Executive in the workplace or while performing his duties or responsibilities associated with his position, the Executive’s failure of a Company-related drug test, or the violation of any Company drug policy;

(iv)
the willful failure or refusal of the Executive to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the Board, provided such failure or refusal continues after thirty (30) days of the receipt of notice in writing from the Company or of such failure or refusal, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such failure or refusal is not remedied within such thirty (30) day period; or

(v)
the Executive breaches any of the terms of this Agreement or any other agreement between the Executive and the Company which breach is not cured within thirty (30) days subsequent to notice from the Company to the Executive of such breach, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such breach is not cured within such thirty (30) day period.

If the definition of termination for “Cause” set forth above conflicts with such definition in any other agreement to which the Executive is a party, the definition set forth herein shall control.

(b)
Termination by Company for Death or Disability. The Company shall have the right at any time to terminate the Executive’s employment hereunder upon thirty (30) days prior written notice upon the Executive’s inability to perform the essential functions of his job with or without reasonable accommodation by reason of disability as defined under the Americans with Disabilities Act (“Disability”), if within 30 days after such notice of termination is given, the Executive continues to be unable to perform the essential functions of his job within the meaning of his job with or without reasonable accommodation.. The Company’s obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of the Executive.

(c)
Termination by Company without Cause. The Company shall have the right at any time to terminate the Executive’s employment for any other reason without Cause upon sixty (60) days prior written notice (or pay in lieu thereof) to the Executive.  The non-renewal of this Agreement at the end of the then-current term pursuant to Section 2 shall also be deemed a termination by the Company without Cause.

(d)
Voluntary Termination by Executive.  The Executive shall be entitled to voluntarily terminate his employment hereunder upon sixty (60) days prior written notice to the Company.  Except as provided in Section 4(e), any such termination shall be treated as a termination by the Company for “Cause” under Section 5, unless notice of such termination was given within sixty (60) days after a Change in Control (which, for purposes of this Agreement, shall have the meaning given that term in the 2009 Incentive Plan), in which case such termination shall be treated in accordance with Section 5(c) hereof.

(e)
Termination by Executive Arising Out of Constructive Termination. The Executive shall be entitled to terminate his employment and appointment hereunder upon the occurrence of a Constructive Termination.  For the purposes of this Agreement and any stock option agreements or restricted stock unit award agreements between the Company and the Executive, any such termination shall be treated as a termination by the Company without Cause.  For this purpose, a “Constructive Termination” shall mean:

(i)	any reduction, not consented to by Executive, in Executive’s Base Salary or in Executive’s target Bonus or target long term incentive amounts set forth in Sections 3(a), 3(b) and 3(d) then in effect;

(ii)
the relocation, not consented to by Executive, of the Company’s office at which Executive is principally employed as of the date hereof to a location more than fifty (50) miles from such office, or the requirement by the Company that Executive be based at an office other than the Company’s office at such location on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations;

(iii)	a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties; or

(iv)	a breach by the Company of any of its other material obligations under this Agreement;

provided, however, that in each case, Executive may not terminate his employment for Constructive Termination unless Executive (w) provides the Company with 30 days advance written notice of his intent to resign for

Constructive Termination, (x) such notice is given within 60 days of the events or circumstances claimed to give rise to Constructive Termination, (y) the Company fails to cure such alleged violation during such 30 day period and (z) if the Company fails to cure such alleged violation, Executive must terminate his employment within six months of the initial occurrence of the facts or circumstances giving rise to Constructive Termination.

(f)
Notice of Termination. Any termination by the Company for Cause or by the Executive for Constructive Termination shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice, unless a thirty-day notice is required pursuant to another section of this Agreement). The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Constructive Termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

5.	Effect of Termination of Employment.

(a)
Termination by the Company with Cause or Voluntarily by the Executive.  If the Executive’s employment hereunder is terminated by the Company with Cause or if the Executive voluntarily terminates his employment hereunder (except under circumstances constituting a Constructive Termination, or as provided in Section 5(c)), the Executive’s salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination.  Upon any termination of employment, the Company shall promptly pay to the Executive accrued salary and vacation pay, reimbursement for expenses incurred through the date of termination in accordance with Company policy, and accrued benefits under the Company’s benefit plans, programs and arrangements in accordance with their terms.

(b)
Without Cause, Death or Disability. If the Executive’s employment hereunder is terminated by the Company (a) without Cause or (b) by reason of death or Disability or (c) by virtue of the non-renewal of this Agreement pursuant to Section 2, and the Executive executes a separation agreement with a release of claims agreeable to the Company (a

“Release”) (to the extent that the Executive is physically and mentally capable to execute such an agreement) no later than 60 days after his termination of employment,  the ongoing compensation obligations specified in Section 3 shall be discontinued as of the date of termination and the Company shall thereafter timely remit the amounts and provide the Executive the benefits as follows:

(i)
The Company shall pay to the Executive as severance, an amount in cash equal to double the sum of (A) the Executive’s Base Salary, and (B) Executive’s annual target Bonus. Such severance payment will be made within 10 days following when the Release becomes effective in accordance with its terms.  Additionally, the Company shall pay to the Executive an amount equal to a pro rata portion of the annual Bonus the Executive actually would have earned for the fiscal year in which termination occurs if Executive’s employment had not ceased.  Such pro-ration shall be based on the number of weeks the Executive worked during such fiscal year prior to such termination divided by 52.  Payment of this pro-rated Bonus amount will be made in cash at the time at which a Bonus would have been paid to the Executive for the fiscal year in which termination occurs if the Executive had not terminated employment with the Company.

(ii)
For the greater of (i) the 24-month period immediately following such termination or (ii) the remainder of the Initial Term, the Company shall arrange to provide the Executive and his dependents the additional welfare benefits specified in Section 3(c) (which, for the avoidance of doubt, do not include those receivable in accordance with Section 5(d)) substantially similar to those provided to the Executive and his dependents by the Company immediately prior to the date of termination, at no greater cost to the Executive than the cost to the Executive immediately prior to such date. Benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) (which, for the avoidance of doubt, do not include those receivable in accordance with Section 5(d)) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Section 6 or 7 hereof.  In addition, benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) (which, for the avoidance of doubt, do not include those receivable in accordance with Section 5(d)) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the 24-month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the

Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination, with any such reimbursement made no later than the last day of the year in which such cost is incurred.

(iii)
The Executive’s accrued vacation (determined in accordance with Company policy) at the time of termination shall be paid as soon as reasonably practicable but no later than 30 days after termination of employment.

(iv)	Executive shall continue to be entitled to indemnification pursuant to Section 3(h) for events occurring prior to the date of Executive’s termination.

(v)	Any outstanding awards made pursuant to Section 3(d) for which the passage of time is the sole remaining basis for vesting will become vested immediately.

(vi)	Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed.

(c)
Following Change in Control.  If the Executive elects to terminate his employment within sixty (60) days following a Change in Control in accordance with Section 4(d), and the Executive executes a Release (to the extent that the Executive is physically and mentally capable to execute such an agreement) within 60 days of his termination of employment, then such termination by the Executive shall be treated as a termination by the Company without Cause, and the Executive shall be entitled to the compensation provided in Section 5(b).  Notwithstanding the foregoing, the Company may require that the Executive continue to remain in the employ of the Company for up to a maximum of three (3) months following the Change in Control (the “Post-Term Period”).

(d)
Acknowledgement of Existing Rights.  The Company and the Executive acknowledge and agree that, whenever the Executive ceases to be an employee of the Company for any reason, the Company shall pay the Executive the amounts and provide the Executive the benefits as follows:

(i)
Company shall reimburse Executive for the reasonable expenses associated with Executive’s tax preparation and financial planning services for a period of ten (10) years from the date the Executive ceases to be an employee of the Company; and

(ii)
For a period of ten (10) years from the date the Executive ceases to be an employee of the Company, the Company shall arrange to provide the Executive and his spouse with continuing medical, dental and life insurance benefits substantially similar to those provided to the Executive and his spouse by the Company immediately prior to the date the Executive ceases to be an employee of the Company, at no greater cost to the Executive than the cost to the Executive immediately prior to such date.

Any amounts subject to reimbursement under this subsection shall be reimbursed no later that the last day of the year in which the expense is incurred or, if later, within 60 days of the date of submission.

6.	Agreement Not to Compete.

(a)
The Executive agrees that during the during his employment and for the two-year period immediately following the termination of his employment for any reason (hereafter, the “Non-Competition Period”), he will not, directly or indirectly, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business,  provide services of the same or similar kind or nature that he provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company); provided, however, that the Executive may provide services to or have a financial interest in a business that competes with the Company if his employment or financial interest is with a separately managed or operated division or affiliate of such business that does not compete with the Company. The Executive recognizes, acknowledges and the Company is a global consumer products company with operations throughout the world, including significant operations in Wisconsin, where the Company’s largest business segment is headquartered and the Company maintains manufacturing facilities and agrees that Executive's duties necessarily require significant contact with its operations throughout the world and his duties and responsibilities hereunder will be performed throughout the United States and Canada and will result in Executive’s having material contact with the Company’s customers, suppliers, vendors, and employees throughout the United States and Canada, including significant contact with the Company’s Wisconsin operations.  Accordingly, the Parties acknowledge and agree that the restrictions set forth in this Section 6(a) shall extend to the United States and Canada (hereafter, the “Restricted Territory”) and that this geographic scope is reasonable based on the geographic scope of Executive’s duties and responsibilities.

(b)	Without limiting the generality of clause (a) above, the Executive further agrees that, during the Non-Competition Period, he will not, within the Restricted

Territory, directly or indirectly, either separately, jointly or in association with others, solicit, divert, take away, or attempt to solicit, divert, or take away, any customer or person to whom the Company has sent a written sales or servicing proposal or contract in connection with the business of the Company within the immediately preceding two-year period (hereafter, a “Prospective Customer”), for the purpose of or with the intention of selling or providing to such customer or Prospective Customer any product or service similar to any product or service sold, provided, offered, or under development by the Company during the two-year period immediately preceding the termination of Executive’s employment for any reason (or during the preceding two years if during Executive’s employment); provided, however, that this restriction shall only apply to customers or Prospective Customers of the Company with whom Executive had contact or about whom the Executive acquired confidential information by virtue of his employment with the Company at any time during such two-year period.

(c)
The Executive agrees that during the Non-Competition Period, he shall not initiate contact in order to induce, solicit or encourage any person to leave the Company’s employ. Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(d)
Sections 6(a), 6(b), and 6(c) each are intended to be considered and construed as separate and independent covenants; any ruling that any one or more of these sections is overbroad or otherwise invalid shall not affect the validity of any of the other sections or any other section of this Agreement.

(e)	For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated subsidiaries of the Company.

7.	Secret Processes and Confidential Information.

(a)
The Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company and any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder.  For purposes of this Section 7(a), confidential information or materials shall include, but are not limited to, existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices (hereafter “Confidential

Information”).  The restriction on the Executive’s use or disclosure of Confidential Information shall remain in force during the Executive’s employment hereunder and until the earlier of (x) the expiration of a period of two (2) years thereafter or (y) such time as the Confidential Information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive.  The Executive also agrees to return to the Company promptly upon its request any Company information or materials in the Executive’s possession or under the Executive’s control.  This Section 7(a) is not intended to preclude Executive from being gainfully employed by another.  Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

(b)
The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive’s use of the Company’s premises or property (collectively called the “Inventions”). The Executive acknowledges and agrees that all the Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. The Executive agrees to assist the Company at the Company’s expense to obtain and from time to time enforce patents and copyrights on the Inventions.

(c)
Upon the request of, and, in any event, upon termination of the Executive’s employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof.  Nothing in this Agreement or elsewhere shall prevent the Executive from retaining his desk calendars, address book and rolodex.

(d)
Nothing in this Section 7 diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

8.
Notices.  All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail.  The addresses for such notices shall be as follows:

(a)	For notices and communications to the Company: Spectrum Brands, Inc. Six Concourse Parkway Suite 3300 Atlanta, GA 30328 Facsimile: (770) 829-6295 Attention: General Counsel

(b)	For notices and communications to the Executive: at the address set forth in the records of the Company, as updated at the request of the Executive from time to time.

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9.	Section 409A .

(a)
This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  This Agreement may be amended at any time, without the consent of the Executive, to avoid the application of Section 409A in a particular circumstance or to satisfy any of the requirements under Section 409A.  Nothing in the Agreement shall provide a basis for any person to take action against the Company or any subsidiary or affiliate based on matters covered by Section 409A, including the tax treatment of any award made under the Agreement.

(b)
Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) the Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s separation from service or, if earlier, the Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)
Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h).  Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

(d)
Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following  the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

10.	General.

(a)	Governing Law. This Agreement shall be construed under and governed by the laws of the State of Wisconsin, without reference to its conflicts of law principles.

(b)
Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c)
Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(d)	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

(e)
Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which the Executive may qualify. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of the Executive’s termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and the Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

(f)
Mitigation. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall give a Notice of Termination for Constructive Termination and it shall thereafter be determined that Constructive Termination did not take place, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, and the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under Section 4(d) of this Agreement.

(g)
Equitable Relief. The Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

(h)
Severability. Sections 6(a), 6(b), 6(c), 7(a), 7(b) and 10(i) of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement. However, because it is expressly acknowledged that the pay and benefits provided under this Agreement are provided, at least in part, as consideration for the obligations imposed upon Executive under Sections 6(a), 6(b), 6(c), 7(a) and 7(b), should Executive challenge those obligations or any court determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions, then Executive shall not receive the pay and benefits, provided for in this Agreement following termination, (or if he has already received severance pay or benefits, Executive shall be required to repay such severance pay and benefits to the Company within 10 days of written demand by the Company) if otherwise available to Executive, irrespective of the reason for the end of Executive’s employment.

(i)
Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them, including the Existing Agreement, with respect to the subject matter hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM BRANDS, INC.

By:	/s/ John T. Wilson
John T. Wilson
Vice President, Secretary and General Counsel

EXECUTIVE:

/s/ Kent J. Hussey
Kent J. Hussey